|	NEWS
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Ford Delivers Best April U.S. Retail Sales in 10 Years;
Record Ford SUV Sales, F-Series Up 13 Percent

•	Ford Motor Company U.S. sales total 231,316 vehicles for April – up 4 percent versus last year; retail sales grow 3 percent as well – best results in a decade

•	Ford brand SUVs provide best-ever April sales of 65,474 vehicles; Explorer up 22 percent

•	Ford F-Series sales pass the 70,000 mark for the second straight month, driving best April since 2005; Ford Transit up 32 percent, contributing to best April van sales since 1978

•	Lincoln sales up 20 percent, driven by Lincoln SUV sales gains of 53 percent; MKX sales jump 94 percent

DEARBORN, Mich., May 3, 2016 – Ford Motor Company’s U.S. sales increased 4 percent in April versus a year ago, with 231,316 vehicles sold. Retail sales also grew 3 percent, driving the company’s best April retail results since 2006.

Ford SUV sales totaled 65,474 vehicles last month – the best April in company history. Explorer drove the gains, reporting a 22 percent increase versus a year ago.

Ford F-150 – the only truck to earn an Insurance Institute for Highway Safety Top Safety Pick – helped lift F-Series sales 13 percent with 70,774 trucks sold. This is the second month in a row F-Series surpassed 70,000 sales, marking their best April performance in 11 years.

“We saw strong consumer demand in April, especially for pickups,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “F-Series has moved past the quarter million sales mark year to date – the strongest start for F-Series in a decade, while Ford brand SUVs are having their best year ever.”

Ford brand average transaction pricing for the full lineup is up $1,500 compared to a year ago and $700 higher versus the industry average increase, thanks to a strong mix of high-end series trucks and SUVs.

Total Ford van sales reached 23,221 – the company’s best April van results in 38 years. Transit sales climbed 32 percent last month with 14,381 vans sold.

Overall, Lincoln sales jumped 20 percent with 9,776 vehicles sold. Lincoln MKX saw a 94 percent gain, driving overall Lincoln brand SUV sales to a 53 percent increase last month with 6,985 vehicles sold.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.